Exhibit 99.1

Four Oaks Bank Approves Management Transition Plan

FOUR OAKS, N.C.--(BUSINESS WIRE)--June 8, 2015--Four Oaks Fincorp, Inc. (OTCQX:FOFN) (the “Company”), the holding company for Four Oaks Bank & Trust Company (the “Bank”), is proud to announce that on June 8, 2015, the Board of Directors of the Company (the “Board”) approved a management transition plan (the “Transition Plan”) whereby (i) David H. Rupp, the Company’s current President, Chief Operating Officer and member of the Board, will become Chief Executive Officer of the Company and the Bank and (ii) Ayden R. Lee, Jr., who has been serving as the Chief Executive Officer of the Company and the Bank, will become the Executive Chairman of the Company. As Executive Chairman, Mr. Lee will provide, among other things, strategic, governance, shareholder relations, and risk management support and oversight to the Company, its executive team and the Board. Mr. Lee will also continue in his role as Chairman of the Board. Upon being appointed as Chief Executive Officer, Mr. Rupp will no longer serve as the Chief Operating Officer of the Company but will continue serving as the President and a member of the Board. The Transition Plan is targeted to become effective on or about June 30, 2015, and is subject to approval by the Federal Reserve Bank of Richmond.

Mr. Rupp has been serving as the Company’s President and Chief Operating Officer since March 2015, after serving as Executive Vice President and Chief Operating Officer since October 2014 and Senior Vice President, Strategic Project Manager since June 2014. He was also appointed to the Board on March 23, 2015. Prior to joining the Bank, he most recently served as Retail Banking and Mortgage President of VantageSouth Bank from 2012 to 2014. From 2009 to 2011, Mr. Rupp served as Chief Executive Officer of Greystone Bank and, from 2008 to 2009, he served as Senior Executive Vice President of Regions Financial Corporation. Prior to his employment with Regions Financial Corporation, Mr. Rupp held various positions at Bank of America and First Union Corporation.

“It has been my great honor to serve as the Company’s CEO since 1980; and to have been surrounded by an outstanding board and team of community bankers for the entire period. The Company and Bank are now at a good place and it is an appropriate time for me to step down. David Rupp is an outstanding leader and I am both pleased and excited to transition the CEO reins to him. Please join me in both welcoming and supporting David as he leads the Company forward,” said Mr. Lee.

Four Oaks Bank & Trust Company is a state chartered bank headquartered in Four Oaks, North Carolina, where it was chartered in 1912. The wholly-owned subsidiary of Four Oaks Fincorp, Inc., the single bank holding company trading under the symbol FOFN on the OTCQX Marketplace, the Bank had $820.8 million in assets as of December 31, 2014. The Bank presently operates thirteen branches located in Four Oaks, Clayton, Garner, Smithfield, Benson, Fuquay-Varina, Holly Springs, Wallace, Harrells, Zebulon, Dunn and Raleigh and loan production offices in Southern Pines, Raleigh, and Apex North Carolina.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act of 1934, as amended. These forward-looking statements are based on the Company’s current beliefs and assumptions and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties that are often difficult to predict, are beyond the Company’s control, and which may cause results to differ materially from expectations. Such risks and uncertainties include, but are not limited to, whether the Federal Reserve Bank of Richmond approves the Transition Plan on the targeted timeframe, or at all. For a discussion of the most significant risks and uncertainties associated with the Company’s business, please review the Company’s filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2014 and subsequent reports. You are cautioned not to place undue reliance on these forward-looking statements, which are based on the Company’s expectations as of the date of this press release and speak only as of the date of this press release. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

CONTACT:
Four Oaks Bank & Trust
Pam Ashworth, 919-255-7662
Vice President, Marketing